Exhibit 99.1

[ERNST & YOUNG LETTERHEAD]

December 9, 2004

Audit Committee and Management of
Novellus Systems, Inc.
4000 North First Street
San Jose, CA 95134

Dear Kevin Royal:

As the end of the year approaches, it is important that Novellus Systems, Inc. (the Company) continue its focus and drive toward meeting the requirements of the Securities and Exchange Commission (SEC) for implementing Section 404 of the Sarbanes-Oxley Act of 2002 (Section 404) in a timely manner. In that regard, the purpose of this letter is to summarize current views about the status of the Company’s efforts, in order to assist you in determining the Company’s ability to complete its assessment and whether any adjustments to the Company’s work schedule are necessary to meet the reporting deadline.

Management has been working to substantially complete its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004, in order to include management’s report on its assessment in the Company’s 2004 Annual Report on Form 10-K. The Company’s Form 10-K also must include our internal control report, and thus we have been working to evaluate management’s assessment and to test the design and operating effectiveness of controls over all relevant assertions related to all significant accounts and disclosures in the financial statements. The natural flow of this work is that we perform our procedures in any particular area following management’s completion of its work in that area.

Because the Section 404 requirements are new, and interpretations and related implementation guidance have been evolving, meeting the requirements of Section 404 has proven challenging for both management and us. Estimating the time and cost needed to perform the assessment of the effectiveness of internal control over financial reporting has been difficult, and caution should be applied in estimating the remaining efforts that will be required to complete the assessment. Conservative planning, with a cushion to provide sufficient time for unexpected developments and thoughtful evaluation of the effects of control deficiencies that might exist as of year-end, and effective project management are essential to satisfying the SEC’s requirements and reporting deadlines. It is essential that the Company provide sufficient time for us to complete our audit procedures in a thorough manner, if we are to be able to issue our reports by the time the Company files its Form 10-K.

Attachment A includes the current views of management regarding its status and planned schedule to complete its Section 404 work, as well as our views regarding the current status of our related audit work. Management’s view is that the work to be performed by the Company can be completed on a timely basis, such that we would have sufficient

[ERNST & YOUNG LOGO]

time to complete our work on evaluating the results of management’s assessment and the effectiveness of internal control prior to the Form 10-K filing deadline. We do not disagree, but a meaningful amount of work remains, and the remaining time schedule is tight. Based on the Company’s current schedule we have committed the necessary resources to complete our related audit work during the months from November 2004 through March 2005. However, if management is not able to adhere to its timetable, we can provide no assurances regarding our ability to complete our assessment and report on internal control over financial reporting by the filing deadline, which would be necessary for the Company to be in compliance with the SEC’s rules.

We look forward to discussing these important matters further with you at your convenience. Additionally, we will plan to meet with you to discuss status updates.

Sincerely,

/s/ Ernst & Young LLP